CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                               ANZA CAPITAL, INC.

          (Pursuant to NRS 78.385 and 78.390 - after issuance of stock)

     The undersigned being the President and Secretary of Anza Capital, Inc., a Nevada Corporation, hereby certifies that pursuant to Unanimous Written Consent of the Board of Directors of said Corporation on February 28, 2003 and approved by the shareholders at the annual meeting held on April 11, 2003, it was voted that this Certificate of Amendment of Articles of Incorporation authorizing a reverse stock split of the Corporation's stock at a ratio of 1-for-20, and increasing the authorized preferred stock, be filed. The effective date for this reverse stock split will be Tuesday, April 21, 2003.

     The undersigned further certifies that ARTICLE V of the Articles of Incorporation, originally filed on August 18, 1988, and as amended, are amended to read as follows:

     ARTICLE  "V"  is  hereby  amended  to  read  as  follows:

     This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Two Million Five Hundred Thousand (2,500,000) shares, par value $0.001.

     Effective April 21, 2003, the issued and outstanding shares of common stock of Anza Capital, Inc. shall be subject to a 1-for-20 reverse stock split.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Nevada. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     The undersigned hereby certifies that he has on this 12th day of April, 2003 executed this Certificate amending the Articles of Incorporation heretofore filed with the Secretary of State of Nevada.


                              -------------------------
                              Vincent  Rinehart,
                              President  and  Secretary